Exhibit 21.1



				  SUBSIDIARIES


				  Jurisdiction of               Percentage
	Name                      Incorporation                 Ownership
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MTM Advanced Technology, Inc.       New York                      100%

Data.Com Results, Inc.              New York                      100%

PTI Corporation                     Delaware                      100%

Pivot Technologies, Inc.            Delaware                      100%

MTM Hardware Corp.                  New York                      100%